Filed pursuant to Rule 424(b)(5)
Registration No. 333-124612
PROSPECTUS SUPPLEMENT
(To the prospectus dated July 11, 2005)
4,000,000 shares
Common Stock
We are selling 4,000,000 shares of our common stock. Our common stock is quoted on the Nasdaq National Market under the symbol “MINI.” The last reported sale price of our common stock on March 23, 2006 was $28.17 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 before investing in our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$27.75	$111,000,000
Underwriting discounts and commissions	$1.5262	$6,104,800
Proceeds to Mobile Mini, Inc. (before expenses)	$26.2238	$104,895,200
The underwriters may also purchase from us up to an additional 600,000 shares of our common stock at the price to public less the underwriting discount to cover over-allotments, if any, within 30 days of this prospectus supplement.
Delivery of the common stock to purchasers will be made on or about March 29, 2006.
Joint Book-Running Managers

CIBC World Markets	Deutsche Bank Securities
Co-Managers

Needham & Company, LLC	America’s Growth Capital LLC
The date of this prospectus supplement is March 24, 2006.

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.
      We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, those representations, warranties or covenants were accurate only as of the date when made. Accordingly, the representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
      You should rely only on the information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with information that is different. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the section entitled “Where You Can Find More Information” in this prospectus supplement.
      We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

PROSPECTUS SUPPLEMENT SUMMARY
      This summary highlights selected information from this prospectus supplement and the accompanying prospectus. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire prospectus supplement, the accompanying prospectus and the documents that are incorporated herein, especially the “Risk Factors” and the financial statements included elsewhere herein and incorporated by reference hereto from our Annual Report on Form 10-K for the year ended December 31, 2005, before making an investment decision.
Mobile Mini, Inc.
      Founded in 1983, we believe we are the nation’s largest provider of portable storage solutions through our lease fleet of over 116,000 portable storage and portable office units at December 31, 2005. We offer a wide range of portable storage products in varying lengths and widths with an assortment of differentiated features such as our proprietary security systems, multiple doors, electrical wiring and shelving. At December 31, 2005, we operated through a network of 51 branches located in 30 states and one Canadian province. Our portable units provide secure, accessible temporary storage for a diversified client base of approximately 80,200 customers, including large and small retailers, construction companies, medical centers, schools, utilities, distributors, the U.S. military, hotels, restaurants, entertainment complexes and households. Our customers use our products for a wide variety of storage applications, including retail and manufacturing inventory, construction materials and equipment, documents and records and household goods. Based on an independent market study, we believe our customers are engaged in a vast majority of the industries identified in the four-digit SIC (Standard Industrial Classification) manual published by the U.S. Bureau of the Census. For the twelve months ended December 31, 2005, we generated revenues of approximately $207.2 million.
      Since 1996, we have followed a strategy of focusing on leasing rather than selling our portable storage units. We believe this leasing model is highly attractive because the vast majority of our fleet consists of steel portable storage units which:

•	provide predictable, recurring revenues from leases with an average duration of approximately 23 months;

•	have average monthly lease rates that recoup our current unit investment within an average of 35 months;

•	have long useful lives exceeding 25 years, low maintenance and high residual values; and

•	produce incremental leasing operating margins of approximately 54%.
      Since 1996, we have increased our total lease fleet from 13,600 units to 116,300 units, for a compound annual growth rate, or CAGR, of 26.9%. As a result of our focus on leasing, we have achieved substantial increases in our revenues and profitability. Our annual leasing revenues have increased from $17.9 million in 1996 to $188.6 million in 2005, representing a CAGR of 29.9%. In addition to our leasing operations, we sell new and used portable storage units and provide delivery, installation and other ancillary products and services.
      Our fleet is primarily comprised of refurbished and customized steel portable storage containers, which were built according to the standards developed by the International Organization for Standardization (“ISO”), and other steel containers that we manufacture. We refurbish and customize our purchased ISO containers by adding our proprietary locking and easy-opening door systems. These assets are characterized by low risk of obsolescence, extreme durability, long useful lives and a history of high-value retention. We maintain our steel containers on a regular basis. This maintenance consists primarily of repainting units every two to three years, essentially keeping them in the same condition as when they entered our fleet. Repair and maintenance expense for our fleet has averaged 2.9% of lease revenues over the past three fiscal years and is expensed as incurred. We believe our historical experience with leasing rates and sales prices for these assets demonstrates their high-value retention. We are able to lease our portable storage containers at similar rates, without regard to the age of the container. In addition, we have sold containers and steel offices from our lease fleet at an average of 147% of original cost from

1997 to 2005. Appraisals on our fleet are conducted on a regular basis by an independent appraiser selected by our banks, and the appraiser does not differentiate in value based upon the age of the container or the length of time it has been in our fleet. Our most recent fair market value and orderly liquidation value appraisals were conducted in January 2006. The appraisal of our fair market value, appraised our fleet at a value in excess of net book value. At December 31, 2005, based on these appraisals, the fair market value of our lease fleet was approximately 120.1% of our lease fleet net book value; and the orderly liquidation value appraisal, on which our borrowings under our revolving credit facility are based, appraised our lease fleet at approximately $472.9 million, which equates to 85.9% of the lease fleet net book value.
Recent Events
      On February 17, 2006, we amended our $250.0 million revolving credit facility through a modification of the credit facility which, among other things, increased the amount of the facility to $350.0 million. The initial borrowing rate under the modified credit facility is LIBOR plus 1.50% per annum or the prime rate less 0.25% per annum, whichever we elect. As of February 17, 2006 of our $350.0 million credit facility, we had approximately $172.5 million of additional borrowing availability.
      On February 22, 2006, our Board of Directors approved a “two-for-one” stock split in the form of a 100 percent stock dividend payable on March 10, 2006, to shareholders of record as of the close of business on March 6, 2006.
      On March 13, 2006, Mobile Mini signed a definitive share purchase agreement to acquire three companies of the Royal Wolf Group (“Royal Wolf”) from Triton CSA International B.V. for $52.5 million. We believe A Royal Wolf Portable Storage, Inc. is the fifth largest portable storage company in the United States and we believe its affiliate, Royalwolf Trading (UK) Ltd., is the third largest portable storage company in the United Kingdom. Royal Wolf Containers B.V. operates a portable storage container rental and sales business in The Netherlands. With this acquisition, Mobile Mini will be adding two new California locations, one each in Fresno and Oakland, six locations in the United Kingdom, and a branch in Rotterdam, The Netherlands. In addition, the transaction includes 10 U.S. locations where Mobile Mini currently has branches. Combined, this acquisition adds approximately 18,000 portable storage containers, offices and related rental assets, of which over 10,000 are based in Europe serving customers in the greater metropolitan areas of London, Bristol, Liverpool, Leeds, Birmingham, Edinburgh and Rotterdam. This transaction is targeted to close in early April 2006.
      Our principal executive office is located at 7420 S. Kyrene Road, Suite 101, Tempe, Arizona 85283. Our telephone number is (480) 894-6311. The term “Company” herein means Mobile Mini, Inc.

The Offering

Common stock we are offering	4,000,000 shares

Shares subject to the over-allotment option	600,000 shares

Common stock to be outstanding after this offering	34,638,650 shares

Use of proceeds	We intend to use the net proceeds from the sale of the securities to redeem approximately $52.5 million of our 9 1/2% Senior Notes due June 2013 at a price of 109.5% of the principal amount therefore and the remainder to pay down borrowings under our revolving credit facility.

Nasdaq National Market symbol	MINI

Dividend Policy	We do not currently intend to pay cash dividends on our common stock.

Risk factors	An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully review the “Risk Factors” section beginning on page S-7, as well as the other documents incorporated by reference into this prospectus supplement.

      The number of shares of our common stock to be outstanding after this offering in the table above is based on the number of shares outstanding as of March 13, 2006 and does not include:

•	2,934,514 shares of our common stock issuable upon the exercise of stock options issued under our stock option plans and outstanding as of March 13, 2006 having a weighted average exercise price of $14.00 per share;

•	an additional 375,314 shares of common stock available for future issuance under our stock option plan as of March 13, 2006; and

•	up to 1,200,000 shares of common stock available for future issuance under our equity incentive plan, which is subject to approval at our 2006 annual meeting of stockholders; and

•	up to 600,000 additional shares of common stock that we have agreed to sell if the underwriters exercise in full their over-allotment option.
      Unless otherwise stated, all information contained in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.

Summary Consolidated Financial Data
(in thousands, except per share and operating data)
     The following table summarizes our selected consolidated historical financial data for the stated periods. Amounts include the effect of rounding. Certain prior-period amounts in the tables have been reclassified to conform to the current financial presentation.
      On February 22, 2006, our Board of Directors approved a two-for-one stock split in the form of a 100 percent stock dividend. Per share amounts, share amounts and weighted numbers of shares outstanding have been retroactively revised in the tables for all periods presented.

	Year Ended December 31,

	2003	2004	2005

Consolidated Statements of Income Data:

Revenues:

Leasing	$128,482	$149,856	$188,578

Sales	17,248	17,919	17,499

Other	838	566	1,093

Total revenues	146,568	168,341	207,170

Costs and expenses:

Cost of sales	11,487	11,352	10,845

Leasing, selling and general expenses	80,124	90,696	109,257

Florida litigation expense	8,502	—	—

Depreciation and amortization	10,026	11,427	12,854

Total costs and expenses	110,139	113,475	132,956

Income from operations	36,429	54,866	74,214

Other income (expense):

Interest income	2	—	11

Other income	—	—	3,160

Interest expense	(16,299)	(20,434)	(23,177)

Debt restructuring expense(1)	(10,440)	—	—

Income before provision for income taxes	9,692	34,432	54,208

Provision for income taxes	3,780	13,773	20,220

Net income	$5,912	$20,659	$33,988

Earnings per share:

Basic	$0.21	$0.71	$1.14

Diluted	$0.20	$0.70	$1.10

Weighted average number of common and common share equivalents outstanding:

Basic	28,625	28,974	29,867

Diluted	28,925	29,565	30,875

Other Data:

EBITDA(2)	$46,457	$66,293	$90,239

Net cash provided by operating activities	40,690	40,322	69,249

Net cash used in investing activities	(55,269)	(80,508)	(113,275)

Net cash provided by financing activities	12,730	40,555	43,282

Operating Data:

Number of branches (at year end)	47	48	51

Number of states and Canadian provinces (at year end)	28	29	31

Lease fleet units (at year end)	89,542	100,727	116,317

Lease fleet covenant utilization (annual average)	78.7%	80.7%	82.9%

Lease revenue growth from prior year	10.6%	16.6%	25.8%

Operating margin	24.9%	32.6%	35.8%

Net income margin	4.0%	12.3%	16.4%

	At December 31,

	2003	2004	2005

	(In thousands)

Consolidated Balance Sheet Data:

Lease fleet, net	$383,672	$454,106	$550,464

Total assets	515,080	592,146	704,957

Total debt	240,610	277,044	308,585

Stockholders’ equity	189,293	216,369	267,975
      Reconciliation of EBITDA to net cash provided by operating activities, the most directly comparable GAAP measure:

	Year Ended December 31,

	2003	2004	2005

	(in thousands)

EBITDA(2)	$46,457	$66,293	$90,239

Interest paid	(8,841)	(19,254)	(21,727)

Income and franchise taxes paid	(298)	(372)	(495)

Provision for loss from natural disasters	—	—	1,710

Amortization of stock-based compensation	—	—	19

Gain on sale of lease fleet units	(1,601)	(2,277)	(3,529)

Loss on disposal of property, plant and equipment	44	604	704

Gain on sale of short-term investments	(59)	—	—

Deferred income taxes	240	350	372

Change in certain assets and liabilities, net of effect of business acquired:

Receivables	327	(3,309)	(5,371)

Inventories	(1,781)	(2,178)	(4,823)

Deposits and prepaid expenses	(3,132)	(669)	(480)

Other assets and intangibles	(35)	37	(19)

Accounts payable and accrued liabilities	9,369	1,097	12,649

Net cash provided by operating activities	$40,690	$40,322	$69,249

      Reconciliation of net income to EBITDA:

	Year Ended December 31,

	2003	2004	2005

	(in thousands, except
	percentages)

Net income	$5,912	$20,659	$33,988

Interest expense	16,299	20,434	23,177

Income taxes	3,780	13,773	20,220

Depreciation and amortization	10,026	11,427	12,854

Debt restructuring expense	10,440	—	—

EBITDA(2)	$46,457	$66,293	$90,239

EBITDA margin(3)	31.7%	39.4%	43.6%

(1)	In 2002, the debt restructuring expense was recorded pursuant to SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt. As required by SFAS No. 145, losses from debt extinguishment have been reclassified to pre-tax earnings for consistency in selected financial data presentations.

(2)	EBITDA, as further discussed below, is defined as net income before interest expense, income taxes, depreciation and amortization, and debt restructuring expense. We present EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and that it provides an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing ability and the interest rate in effect at any point in time.

EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of our profitability or our liquidity. In particular, EBITDA, as defined does not include:

•	Interest expense—because we borrow money to partially finance our capital expenditures, primarily related to the expansion of our lease fleet, interest expense is a necessary element of our cost to secure this financing to continue generating additional revenues.

•	Income taxes—EBITDA, as defined, does not reflect income taxes or the requirements for any tax payments.

•	Depreciation and amortization—because we are a leasing company, our business is very capital intensive and we hold acquired assets for a period of time before they generate revenues, cash flow and earnings; therefore, depreciation and amortization expense is a necessary element of our business.

•	Debt restructuring expense—as defined in our revolving credit facility, debt restructuring expenses are not deducted in our various calculations made under the credit agreement and are treated no differently than interest expense. As discussed above, interest expense is a necessary element of our cost to finance a portion of the capital expenditures needed for the growth of our business.

When evaluating EBITDA as a performance measure, and excluding the above-noted charges, all of which have material limitations, investors should consider, among other factors, the following:

•	increasing or decreasing trends in EBITDA;

•	how EBITDA compares to levels of debt and interest expense; and

•	whether EBITDA historically has remained at positive levels.

Because EBITDA, as defined, excludes some but not all items that affect our cash flow from operating activities, EBITDA may not be comparable to a similarly titled performance measure presented by other companies.

(3)	EBITDA margin is calculated as EBITDA divided by total revenues expressed as a percentage.

RISK FACTORS
      Before you invest in our common stock, you should be aware that there are various risks, including those described below that could affect the value of your investment in the future. The risk factors described in this section, as well as any cautionary language in this prospectus supplement, provide examples of risks, uncertainties and events that could have a material adverse effect on our business. If any of these risks occur, our business, our quarterly and annual operating results or our financial condition could be materially and adversely affected. In that case, the market price of our common stock could decline or become substantially volatile, and you could lose some or all of your investment. You should carefully consider these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement, before you decide whether to purchase shares of our common stock.
A slowdown in the non-residential construction sector of the economy could reduce demand from some of our customers, which could result in lower demand for our products.
      At the end of 2004 and 2005, customers in the construction industry, primarily in non-residential construction, accounted for approximately 32% and 35%, respectively, of our leased units. This industry tends to be cyclical and particularly susceptible to slowdowns in the overall economy. In 2002 and 2003 this industry sector suffered a sustained economic slowdown which resulted in much slower growth in demand for leases and sales of our products. If another sustained economic slowdown in this sector were to occur, especially in non-residential construction, it is likely that we would again experience less demand for leases and sales of our products. Also, because most of our cost of leasing is either fixed or semi variable, this would cause our margins to contract and the adverse affect on operating results would be more pronounced. Our internal growth rate slowed to 7.5% in 2002 and 7.4% in 2003 due to a slowdown in the economy, particularly in this sector. During these years, our profitability declined.
Our planned growth strains our management resources, which could disrupt our development of our new branch locations.
      Our future performance will depend in large part on our ability to manage our planned growth. Our growth could strain our management, human and other resources. To successfully manage this growth, we must continue to add managers and employees and improve our operating, financial and other internal procedures and controls. We also must effectively motivate, train and manage our employees. If we do not manage our growth effectively, some of our new branches and acquisitions may lose money or fail, and we may have to close unprofitable locations. Closing a branch would likely result in additional expenses that would cause our operating results to suffer.
We may need additional debt or equity to sustain our growth, but we do not have commitments for such funds.
      We finance our growth through a combination of borrowings, cash flow from operations, and equity financing. Our ability to continue growing at the pace we have historically grown will depend in part on our ability to obtain either additional debt or equity financing. The terms on which debt and equity financing is available to us varies from time to time and is influenced by our performance and by external factors, such as the economy generally and developments in the market, that are beyond our control. Also, additional debt financing or the sale of additional equity securities may cause the market price of our common stock to decline. If we are unable to obtain additional debt or equity financing on acceptable terms, we may have to curtail our growth by delaying new branch openings, or, under certain circumstances, lease fleet expansion.
The supply and cost of used ocean-going containers fluctuates, and this can affect our pricing and our ability to grow.
      We purchase, refurbish and modify used ocean-going containers in order to expand our lease fleet. Various freight transportation companies, freight forwarders and commercial and retail storage companies also purchase used ocean-going containers. Some of these companies have greater financial resources than we do. As a result, if the number of available containers for sale decreases, these competitors may be able to absorb an increase in the cost of containers, while we could not. If used ocean-going container prices increase substantially, we may not be able to manufacture enough new units to grow our fleet. These price increases also could increase our expenses and reduce our earnings. Conversely, an oversupply of used ocean-going containers may cause container prices to fall. Our competitors may then lower the lease rates on their storage units. As a result, we may need to lower our lease rates to remain competitive. This would cause our revenues and our earnings to decline.
Our European expansion may divert our resources from other aspects of our business and require that we incur additional debt, and will subject us to additional and different regulations. Failure to manage these economic, financial, business and regulatory risks may adversely impact our growth in Europe and our results of operations.
      Our planned expansion into markets in the United Kingdom and the Netherlands may require us to make substantial investments, which would divert resources from other aspects of our business. We may also be required to raise additional debt or equity capital to fund our expansion in Europe. In addition, we may incur difficulties in staffing and managing our European operations, and face fluctuations in currency exchange rates, exposure to additional regulatory requirements, including certain trade barriers, changes in political and economic conditions, and exposure to additional and potentially adverse tax regimes. Our success in Europe will depend, in part, on our ability to anticipate and effectively manage these and other risks. Our failure to manage these risks may adversely affect our growth in Europe and lead to increased administrative costs.
Covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions.
      The indenture governing our 9 1/2% Senior Notes and, to a lesser extent, our revolving credit facility agreement contain various covenants that may limit our discretion in operating our business. In particular, we are limited in our ability to merge, consolidate or transfer substantially all of our assets, issue preferred stock of subsidiaries and create liens on our assets to secure debt. In addition, if there is default, and we do not maintain certain financial covenants or we do not maintain borrowing availability in excess of certain pre-determined levels, we may be unable to incur additional indebtedness, make restricted payments (including paying cash dividends on our capital stock) and redeem or repurchase our capital stock.
      Our revolving credit facility requires us, under certain limited circumstances, to maintain certain financial ratios and limits our ability to make capital expenditures. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing our 9 1/2% Senior Notes, and the revolving credit facility.
      A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under the revolving credit facility or any other debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness accelerate the payment of the indebtedness, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness, including our 9 1/2% Senior Notes.
      The amount we can borrow under our revolving credit facility depends in part on the value of the portable storage units in our lease fleet. If the value of our lease fleet declines, we cannot borrow as much. During 2004 and the first three quarters of 2005, the price of used ocean-going containers increased and the availability of these units decreased. If this situation repeats itself we may be unable to add as many units to our fleet as we would like. At the same time, the increase in steel prices and other raw materials has increased our cost to manufacture new containers. If this trend repeated itself, we may not manufacture as many new units as during recent periods, and we may narrow the mix of manufactured products we offer at our branches. Conversely, if steel prices or the value of containers were to rapidly fall, those occurrences might adversely affect the value of our lease fleet. We are required to satisfy several covenants with our lenders that are affected by changes in the value of our lease fleet. We would breach some of these covenants if the value of our lease fleet drops below specified levels. If this happened, we could not borrow the amounts we would need to expand our business, and we could be forced to liquidate a portion of our existing fleet.
The supply and cost of raw materials we use in manufacturing fluctuates and could increase our operating costs.
      We manufacture portable storage units to add to our lease fleet and for sale. In our manufacturing process, we purchase steel, vinyl, wood, glass and other raw materials from various suppliers. We cannot be sure that an adequate supply of these materials will continue to be available on terms acceptable to us. The raw materials we use are subject to price fluctuations that we cannot control. Changes in the cost of raw materials can have a significant effect on our operations and earnings. Rapid increases in raw material prices, as we experienced in 2004, are difficult to pass through to customers, particularly to leasing customers. If we are unable to pass on these higher costs, our profitability could decline. If raw material prices decline significantly, we may have to write down our raw materials inventory values. If this happens, our results of operations and financial condition will decline.
Some zoning laws restrict the use of our storage units and therefore limit our ability to offer our products in all markets.
      Most of our customers use our storage units to store their goods on their own properties. Local zoning laws in some of our markets do not allow some of our customers to keep portable storage units on their properties or do not permit portable storage units unless located out of sight from the street. If local zoning laws in one or more of our markets no longer allow our units to be stored on customers’ sites, our business in that market will suffer.
Unionization by some or all of our employees could cause increases in operating costs.
      None of our employees are presently covered by collective bargaining agreements. However, from time to time various unions have attempted to organize some of our employees. We cannot predict the outcome of any continuing or future efforts to organize our employees, the terms of any future labor agreements, or the effect, if any, those agreements might have on our operations or financial performance.
We operate with a high amount of debt and we may incur significant additional indebtedness.
      Our operations are capital intensive, and we operate with a high amount of debt relative to our size. In June 2003, we issued $150.0 million in aggregate principal amount of 9.5% Senior Notes, due 2013. In February, 2006, we entered into the Second Amended and Restated Loan and Security Agreement, which increased our borrowing capability to $350.0 million, up from $250.0 million, on a revolving loan basis, which means that amounts repaid may be reborrowed. As of March 3, 2006, we had outstanding borrowings of approximately $174.8 million and letters of credit of approximately $3.6 million under the credit facility, leaving approximately $171.6 million available for further borrowing and immediately available. Our substantial indebtedness could have consequences. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which could reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	make it more difficult for us to satisfy our obligations with respect to our 9 1/2% Senior Notes;

•	expose us to the risk of increased interest rates, as certain of our borrowings will be at variable rates of interest;

•	require us to sell assets to reduce indebtedness or influence our decisions about whether to do so;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	restrict us from making strategic acquisitions or pursuing business opportunities; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.
We depend on a few key management persons.
      We are substantially dependent on the personal efforts and abilities of Steven G. Bunger, our Chairman, President and Chief Executive Officer, and Lawrence Trachtenberg, our Executive Vice President and Chief Financial Officer. The loss of either of these officers or our other key management persons could harm our business and prospects for growth.
The market price of our common stock has been volatile and may continue to be volatile and the value of your investment may decline.
      The market price of our common stock has been volatile and may continue to be volatile. This volatility may cause wide fluctuations in the price of our common stock on the Nasdaq National Market. The market price of our common stock is likely to be affected by:

•	changes in general conditions in the economy, geopolitical events or the financial markets;

•	variations in our quarterly operating results;

•	changes in financial estimates by securities analysts;

•	other developments affecting us, our industry, customers or competitors;

•	the operating and stock price performance of companies that investors deem comparable to us; and

•	the number of shares available for resale in the public markets under applicable securities laws.
FORWARD-LOOKING STATEMENTS
      This prospectus supplement, the accompanying prospectus and other materials filed or to be filed by us with the SEC (as well as information included in oral statements or other written statements made or to be made by us or our representatives) contain or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements.
      From time to time, oral or written forward-looking statements are also included in our reports on Forms 10-K, 10-Q, 8-K and Schedule 14A, press releases and other materials released to the public. Although we believe that at the time made, the expectations reflected in all of these forward-looking statements are and will be reasonable, any or all of the forward-looking statements in this prospectus supplement, the accompanying prospectus, our reports on Forms 10-K, 10-Q, 8-K and Schedule 14A and any other public statements that are made by us may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this prospectus supplement or the accompanying prospectus, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus supplement, the accompanying prospectus or other public communications that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.
      You should carefully read the factors described under the “Risk Factors” section beginning on page S-7 in this prospectus supplement. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.
      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent reports filed with the Commission on Forms 10-K, 10-Q, 8-K and Schedule 14A.
USE OF PROCEEDS
      We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and our estimated offering expenses, will be approximately $104.5 million, or approximately $120.3 million if the underwriters exercise their over-allotment option in full.
      We intend to use the net proceeds from the sale of the securities to redeem approximately $52.5 of our 9 1/2 % Senior Notes due June 2013 at a price of 109.5% of the principal amount therefore and the remainder to pay down borrowings under our revolving credit facility.

CAPITALIZATION
      The following table shows cash and capitalization as of December 31, 2005, on:

•	an actual basis; and

•	on a pro forma basis, giving effect to our sale of 4,000,000 shares of our common stock in this offering, at a price of $27.75 per share, and the application of the estimated net proceeds to redeem $52,500,000 in stated principal amount of our outstanding 9 1/2 % Senior Notes (at an aggregate redemption price of $57,487,500) and the remaining of the estimated net proceeds to reduce borrowings outstanding under our line of credit.

	As of December 31, 2005

	Actual		As Adjusted

	(in thousands, except
	share data)

Cash	$207		$207

Debt:

Line of credit	$157,926	(1)	$110,894

Notes payable	659		659

Senior Notes	150,000		97,500

Total debt	308,585		209,053

Stockholders’ equity:

Common stock, $0.01 par value; 95,000,000 shares authorized; 30,617,680 shares issued and outstanding, actual; 34,617,680 shares issued and outstanding, as adjusted, respectively	306		346

Additional paid-in capital	141,855		246,335

Deferred stock-based compensation, net	(2,258)		(2,258)

Retained earnings	126,942		120,450

Accumulated other comprehensive income	1,130		1,130

Total stockholders’ equity	267,975		366,003

Total capitalization	$576,560		$575,056

(1)	As of March 3, 2006, we had outstanding borrowings of approximately $174.8 million and letters of credit of approximately $3.6 million under the credit facility.
     The number of shares of our common stock as issued and outstanding in the table above excludes:

•	2,963,984 shares of common stock issuable upon exercise of options outstanding with a weighted average exercise price of $14.00 per share;

•	an additional 360,564 shares of common stock available for future issuance under our stock option plan as of December 31, 2005; and

•	1,200,000 shares of common stock available for future issuance under our equity incentive plan, which is subject to approval at our 2006 annual meeting of stockholders.

DIVIDEND POLICY
      We do not currently intend to pay cash dividends on our common stock. Instead, we will use our available cash to continue the expansion of our business.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement of which this prospectus supplement forms a part and any other document we file at the SEC’s public reference section, located at 100 F Street, N.E., Washington, DC 20549 and at the worldwide web site (http://www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330.
      The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you in this prospectus supplement and the accompanying prospectus by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede this information.
      We incorporate by reference the following documents, which we have previously filed with the SEC (File No. 1-12804):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended on March 21, 2006 and March 22, 2006;

•	Portions of our Current Reports on Form 8-K filed on February 23, 2006 and March 15, 2006;

•	the description of our common stock set forth in our prospectus dated May 6, 1999, which comprised part of our registration statement on Form S-2 (File No. 333-76093);

•	our Registration Statement on Form 8-A, filed on December 12, 1999, which contains a description of our Series C Junior Participating Preferred Stock issuable in connection with our stockholder rights plan; and

•	any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.
      You may request a copy of these filings, at no cost, by writing or telephoning us at Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, telephone: (480) 894-6311, Attention: Investor Relations. You may also obtain copies of these filings, at no cost, by accessing our website at http://www.mobilemini.com; however, the information found on our website is not considered part of this prospectus.
      No dealer, salesperson or other person is authorized to provide any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

UNDERWRITERS
      Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, CIBC World Markets Corp. and Deutsche Bank Securities Inc., have severally agreed to purchase from us the following respective numbers of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. CIBC World Markets Corp. and Deutsche Bank Securities Inc. are acting as joint book-running managers for this offering.

Number
Underwriters	of Shares

CIBC World Markets Corp.	1,654,545

Deutsche Bank Securities Inc.	1,654,545

Needham & Company, LLC	509,092

America’s Growth Capital LLC	181,818

Total	4,000,000

      The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.
      We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $0.92 per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $0.10 per share to other dealers. After the public offering, the representatives of the underwriters may change the offering price and other selling terms.
      We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 600,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 4,000,000 shares are being offered.
      The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are 5.50% of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

		Total Fees

		Without Exercise of	With Full Exercise of
	Fees per Share	Over-Allotment Option	Over-Allotment Option

Discounts and commissions paid by us	$1.5262	$6,104,800	$7,020,520

      In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $375,000.

      We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
      Each of our executive officers and directors has agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of time after the date of this prospectus supplement without the prior written consent of CIBC World Markets Corp. and Deutsche Bank Securities Inc., subject to potential extensions of the lock-up period for up to an additional 18 days under certain circumstances. This consent may be given at any time without public notice. Each of our executive officers and directors are bound by a 90-day lock-up agreement. We have entered into a similar agreement with the representatives of the underwriters. There are no agreements between the representative and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of these periods.
      In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.
      Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.
      Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to completion of the offering.
      Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.
      The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.
      Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may effected on the Nasdaq National Market, in the over-the-counter market or otherwise and may be discontinued at any time.
      In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

      A prospectus supplement and the accompanying prospectuses in electronic format are being made available on internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus supplement and the accompanying prospectuses in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement and the accompanying prospectuses or the registration statement of which the prospectus supplement and the accompanying prospectuses form a part.
      Some of the underwriters or their affiliates provided financial advisory and investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services. Deutsche Bank AG, New York Branch, an affiliate of Deutsche Bank Securities Inc., is the administrative agent and a lender and an affiliate of CIBC World Markets Corp. is a lender under our $350.0 million revolving credit facility. CIBC World Markets Corp. and Deutsche Bank Securities Inc., two of the underwriters, have also acted as initial purchasers for us in our private placement offering of 9 1/2 % Senior Notes due 2013. Also, Deutsche Banc Alex. Brown Inc., a predecessor to Deutsche Bank Securities Inc., acted as lead underwriter for us in our follow-on equity offering of 2,500,000 shares of common stock in March 2001.
      CIBC World Markets Corp. is a financial adviser to Royal Wolf Group in connection with the transaction discussed above in “Prospectus Supplement Summary— Recent Events” and earns compensation in that role.
      Because we anticipate that the underwriters or their affiliates will receive more than 10% of the net proceeds of this offering in connection with our application of the net proceeds, this offering is being conducted in accordance with Rule 2710(h)(1) and Rule 2720(c) of the Conduct Rules of the NASD Manual.
Belgium
      The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the shares has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/ Commissie voor het Bank-, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful.
      Each underwriter has undertaken not to offer sell, resell, transfer or deliver, or to take any steps thereto, directly or indirectly, any shares, and not to distribute or publish this document or any other material relating to the shares or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and us to be in violation of the Belgian securities laws.
France
      Neither this prospectus supplement nor any other offering material relating to the shares has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Germany, the Netherlands and the United Kingdom
      In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that member state (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that relevant member state, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that relevant member state:

(a)	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to the shares, which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in shares;

(c)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts; or

(d)	at any time in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.
      Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to us; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
Israel
      In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j)	an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.
      Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement and the accompanying prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.
Italy
      The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus supplement and the accompanying prospectus or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus or any other document relating to the shares offered hereby in Italy must be made:

(a)	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Norway
      This prospectus has not been approved by or registered with the Norwegian Stock Exchange or the Norwegian register of Business Enterprises under Chapter 5 of the Norwegian Securities Trading Act 1997. No shares have been offered or sold, and may not be offered or sold, to any persons in Norway in any way that would constitute an offer to the public other than to persons who invest in securities as part of their professional activity and who are registered with the Oslo Stock Exchange in this capacity, or otherwise only in circumstances where an exemption from the duty to publish a prospectus under the Norwegian Securities Trading Act 1997 is applicable.
Switzerland
      The shares offered pursuant to this will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement and the accompanying prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of securities.
      Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in the shares.
LEGAL MATTERS
      The validity of the common stock has been passed on for us by Bryan Cave LLP, Phoenix, Arizona. Certain legal matters in connection with this offering have been passed upon for the underwriters by Cahill Gordon & Reindel llp , New York, New York.
EXPERTS
      The consolidated financial statements of Mobile Mini, Inc. appearing in Mobile Mini, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 including the schedule appearing therein, and Mobile Mini, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS
$200,000,000
COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
GUARANTEES
WARRANTS
DEPOSITARY SHARES
      Mobile Mini, Inc. may offer from time to time, together or separately, common stock, one or more series of preferred stock, one or more series of unsecured senior or subordinate debt, warrants and depositary shares. We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.
      Our common stock is quoted on the Nasdaq National Market under the symbol “MINI”. The last reported sale price of our common stock on June 27, 2005, was $35.00 per share. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek the listing of any securities, the prospectus supplement will disclose the exchange or market.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is July 11, 2005.

MOBILE MINI, INC.
      Founded in 1983, we believe we are the nation’s largest provider of portable storage solutions through our lease fleet of over 102,000 portable storage and portable office units at March 31, 2005. We offer a wide range of portable storage products in varying lengths and widths with an assortment of differentiated features such as our proprietary security systems, multiple doors, electrical wiring and shelving. At March 31, 2005, we operated through a network of 48 branches located in 28 states and one Canadian province. Our portable units provide secure, accessible temporary storage for a diversified client base of approximately 75,000 customers, including large and small retailers, construction companies, medical centers, schools, utilities, distributors, the U.S. military, hotels, restaurants, entertainment complexes and households. Our customers use our products for a wide variety of storage applications, including retail and manufacturing inventory, construction materials and equipment, documents and records and household goods. Based on an independent market study, we believe our customers are engaged in a vast majority of the industries identified in the four-digit SIC (Standard Industrial Classification) manual published by the U.S. Bureau of the Census. For the twelve months ended December 31, 2004, we generated revenues of $168.3 million.
      Since 1996, we have followed a strategy of focusing on leasing rather than selling our portable storage units. We believe this leasing model is highly attractive because the vast majority of our fleet consists of steel portable storage units, which:

•	provide predictable, recurring revenues from leases with an average duration of approximately 22 months;

•	have average monthly lease rates that recoup our current unit investment within an average of 35 months;

•	have long useful lives exceeding 25 years, low maintenance and high residual values; and

•	produce incremental pre-tax margins of approximately 57%.
      This information is as of the fiscal year ended December 31, 2004.
      Since 1996, we have increased our total lease fleet by over 89,000 units as of March 31, 2005, for a compound annual growth rate, or CAGR, of 28.7%. As a result of our focus on leasing, we have achieved substantial increases in our revenues and profitability. Our annual leasing revenues have increased from $17.9 million in 1996 to $149.9 million in 2004, representing a CAGR of 30.4%. In addition to our leasing operations, we sell new and used portable storage units and provide delivery, installation and other ancillary products and services.
      Our fleet is primarily comprised of refurbished and customized steel portable storage containers, which were built according to the standards developed by the International Organization for Standardization (“ISO”), and other steel containers that we manufacture. We refurbish and customize our purchased ISO containers by adding our proprietary locking and easy opening door systems. These assets are characterized by low risk of obsolescence, extreme durability, long useful lives and a history of high value retention. We maintain our steel containers on a regular basis. This maintenance consists primarily of repainting units every two to three years, essentially keeping them in the same condition as when they entered our fleet. Repair and maintenance expense for our fleet has averaged 2.4% of lease revenues over the past three fiscal years and is expensed as incurred. We believe our historical experience with leasing rates and sales prices for these assets demonstrates their high value retention. We are able to lease our portable storage containers at similar rates, without regard to the age of the container. In addition, we have sold containers and steel offices from our lease fleet at an average of 145% of original cost from 1997 to 2004. Appraisals on our fleet are conducted on a regular basis by an outside appraiser selected by our banks, and the appraiser does not differentiate in value based upon the age of the container or the length of time it has been in our fleet. Our most recent fair market value appraisal appraised our fleet at a value in excess of net book value. At March 31, 2005, the net book value of our fleet was $468.3 million.
      Our principal executive office is located at 7420 S. Kyrene Road, Suite 101, Tempe, Arizona 85283. Our telephone number is (480) 894-6311. The term “Company” herein means Mobile Mini, Inc.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement of which this prospectus forms a part and any other document we file at the SEC’s public reference section, located in Room 5080, 100 F Street, N.E., Washington DC 20549 and at the worldwide web site (http://www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330.
      The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you in this prospectus by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.
      We incorporate by reference the following documents, which we have previously filed with the SEC (File No. 1-12804):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Proxy Statement on Schedule 14A, relating to our annual meeting of shareholders to be held on June 29, 2005;

•	the description of our common stock set forth in our prospectus dated May 6, 1999, which comprised part of our registration statement on Form S-2 (File No. 333-76093);

•	our Registration Statement on Form 8-A, filed on December 12, 1999, which contains a description of our Series C Junior Participating Preferred Stock issuable in connection with our stockholder rights plan; and

•	any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.
      You may request a copy of these filings, at no cost, by writing or telephoning us at Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, telephone: (480) 894-6311, Attention: Investor Relations. You may also obtain copies of these filings, at no cost, by accessing our website at http://www.mobilemini.com; however, the information found on our website is not considered part of this prospectus.
      No dealer, salesperson or other person is authorized to provide any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
FORWARD-LOOKING STATEMENTS
      This prospectus and other materials filed or to be filed by us with the SEC (as well as information included in oral statements or other written statements made or to be made by us or our representatives) contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements.

      From time to time, oral or written forward-looking statements are also included in our reports on Forms 10-K, 10-Q, 8-K and Schedule 14A, press releases and other materials released to the public. Although we believe that at the time made, the expectations reflected in all of these forward-looking statements are and will be reasonable, any or all of the forward-looking statements in this prospectus, our reports on Forms 10-K, 10-Q, 8-K and Schedule 14A and any other public statements that are made by us may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties.
      Many factors discussed in this prospectus, certain of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus or other public communications that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.
      You should carefully read the factors described under the “Risk Factors” section in the prospectus supplement, as well as any risks described in the documents incorporated by reference in this prospectus or any prospectus supplement. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.
      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent reports filed with the Commission on Forms 10-K, 10-Q, 8-K and Schedule 14A.
USE OF PROCEEDS
      Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include funding our fleet and branch expansion, additions to working capital and the repayment of debt. Pending these uses, we may use the net proceeds from any offering to reduce borrowing or invest in short-term obligations.
DIVIDEND POLICY
      We do not currently intend to pay cash dividends on our common stock. Instead, we will use our available cash to continue the expansion of our business. Our credit facility does not allow us to pay dividends without the consent of our lenders.
RATIO INFORMATION
      Set forth below is information concerning our ratio of earnings to fixed charges and earnings to fixed charges and preferred stock dividends. These ratios are provided to assist investors in evaluating our ability to meet the interest requirements of debt securities.

Three Months
Ended
	March 31,		Fiscal Year Ended December 31,

	2005	2004	2004	2003(1)	2002	2001	2000

Ratio of Earnings to Fixed Charges	2.8x	2.0x	2.6x	1.6x	3.4x	3.9x	3.1x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.8x	2.0x	2.6x	1.6x	3.4x	3.9x	3.1x

(1)	The decrease in the ratios for 2003 was, in part, the result of settling litigation in Florida, which resulted in an after tax charge of $5.2 million, and of restructuring our debt, which resulted in an after tax charge of $6.4 million.

      The ratio of earnings to fixed charges was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges. The ratio of earnings to fixed charges and preferred stock dividends was calculated by dividing the sum of fixed charges and preferred dividends into the sum of earnings before taxes and fixed charges. “Fixed charges” consist of interest expense, which includes the amortization of deferred debt issuance costs and the interest portion of our rent expense.
DESCRIPTION OF CAPITAL STOCK
      The following description is a summary of the material terms of our capital stock and certain provisions of our Certificate of Incorporation and Bylaws. This description does not purport to be complete. For information on how you can obtain our Certificate of Incorporation and Bylaws, see “WHERE YOU CAN FIND MORE INFORMATION.”
General
      Our Certificate of Incorporation provides that we are authorized to issue 100,000,000 shares of capital stock. Our authorized capital stock is comprised of 95,000,000 shares of common stock, $0.01 par value per share and 5,000,000 shares of preferred stock, par value $0.01 per share. As of May 2, 2005, there were 14,786,795 shares of common stock issued and outstanding and no shares of preferred stock outstanding. In addition, shares of our Series C Junior Participating Preferred Stock are reserved for issuance in connection with the exercise of the rights outstanding on each share of our common stock pursuant to our stockholder rights plan.
Common Stock
      The holders of common stock have one vote per share on all matters submitted to a vote of our stockholders. Holders of common stock are entitled to receive any dividends on the common stock declared by the Board of Directors out of funds legally available for dividend payments. If we dissolve, liquidate or wind up our business, the holders of common stock will share ratably in our assets after payment of our liabilities and any preferences on the preferred stock. All outstanding shares of common stock are fully paid and nonassessable.
      The holders of common stock do not have any rights to acquire or subscribe for additional shares. Accordingly, if you buy shares in this offering and we later decide to sell additional shares, you will have no right to purchase any of those additional shares. Therefore, your percentage interest would be reduced.
      Under our Bylaws, the holders of one-third of the outstanding shares of our common stock, if present in person or by proxy, represent a quorum for the transaction of business at our stockholders meetings. In most instances, if holders of a majority of the common stock present in person or by proxy at any meeting vote “for” a matter, including the election of directors, the matter passes.
      The holders of common stock do not have cumulative voting rights. This means the holders of more than half of the outstanding shares of our common stock can elect all of the directors if they choose to do so, and the priority stockholders cannot elect any directors. The Board of Directors is allowed to fill any vacancies on the Board between stockholders’ meetings.
Preferred Stock
      Our Board has been authorized, subject to limitations provided in our Certificate of Incorporation, to provide for the issuance of shares of our preferred stock in multiple series. With respect to each series of our preferred stock, our Board has the authority to determine the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends, if any, are cumulative and the dividend rate of the series;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we are dissolved or liquidated;

•	whether the shares are convertible into or exchangeable for shares of common stock, the price or rate of exchange or conversion, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights, if any; and

•	whether the preferred stock will be represented by depositary shares.
      The preferred stock will have no preemptive rights. In addition, your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of our preferred stock that we issue will be fully paid and nonassessable.
      This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. These certificates of designation will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our Certificate of Incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.
Anti-Takeover Considerations

Delaware Law
      Mobile Mini is subject to Section 203 of the Delaware General Corporation Law, which prohibits a business combination with an “interested stockholder” unless:

(i) the transaction in which the stockholder became an interested stockholder or the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

(ii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a right to determine confidentially whether shares held by the plan will be tendered in a tender offer); or

(iii) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% (and not by written consent) of the voting stock which the interested stockholder did not own.
      The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an “interested stockholder,” transactions with an “interested stockholder” involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an “interested stockholder’s” percentage ownership of stock. The term “interested stockholder” is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation’s voting stock.

Certificate of Incorporation and Bylaws
      Provisions in our Certificate of Incorporation and Bylaws may have the effect of discouraging certain transactions that may result in a change in control of our company. Some of these provisions provide that stockholders do not have the power to call a special meeting, cannot act by written consent and impose advance notice requirements and procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Our Certificate of Incorporation allows us to issue preferred stock without any action by stockholders and eliminates cumulative voting. Our Certificate of Incorporation also provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.

Stockholder Rights Plan
      On December 9, 1999, our Board of Directors adopted a stockholder rights plan under which our stockholders received one preferred share purchase right for each outstanding share of our common stock held by them. Under the stockholder rights plan, if a person or group acquires 15% or more of our voting stock without the prior written consent of the Board, each holder of a purchase right will be able to purchase additional shares at a discount to the then-current market price. The purchase right will expire on December 30, 2009. The description and terms of the rights are set forth in a Rights Agreement dated as of December 9, 1999, as the same may be amended from time to time between us and Wells Fargo Shareowner Services as Rights Agent. Wells Fargo Shareowner Services is the successor to Norwest Bank Minnesota, NA, which was the original rights agent.
Transfer Agent and Registrar
      The transfer agent and registrar issues stock certificates and keeps track of the registered holders of our stock. Our transfer agent and registrar is Wells Fargo Shareowner Services.
DESCRIPTION OF DEBT SECURITIES
      We may offer any combination of senior debt securities or subordinated debt securities. These debt securities will constitute unsecured general obligations. Senior debt securities will rank above all subordinated indebtedness and equal to all other indebtedness outstanding on the date of the offering. Subordinated debt securities rank below all other indebtedness outstanding at or after such offering, unless the other indebtedness provides that it is not senior to the subordinated debt.
      We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. The term “trustee” refers to the trustee under each indenture, as appropriate.
      In addition, we have an existing indenture dated June 26, 2003 with Wells Fargo Bank National Association, as trustee (“existing indenture”), We have $150 million debt securities currently outstanding under the existing indenture and we have the ability to issue additional debt securities under the existing indenture. The debt securities outstanding under the existing indenture and any securities issued under the existing indenture will be senior in right of payment to all subordinated debt securities issued under the subordinated indenture and equal in right of payment to all senior debt securities issued under the senior indenture. The material provisions of the indenture are discussed separately below.
      The following summaries of the debt securities and indentures are not complete. We urge you to carefully read the prospectus supplement discussing the terms of the debt securities and the indenture covering such securities.
General
      The debt securities will be direct, unsecured general obligations of Mobile Mini. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt securities.

      The indentures do not limit the amount of debt securities that we can offer. Each indenture allows us to issue debt securities up to the principal amount that may be authorized by us. We may issue additional debt securities without your consent. We may issue debt securities in one or more series. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.
      A prospectus supplement and any supplemental indentures relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount and priority of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rates (which may be fixed or variable) which the debt securities will bear, or the method for determining rates;

•	the dates from which the interest on the debt securities will accrue and be payable, or the method of determining those dates, and any record dates for the payments due;

•	any provisions for redemption, conversion or exchange of the debt securities, at our option or otherwise, including the periods, prices and terms of redemption or conversion;

•	any sinking fund or similar provisions, which would obligate us to repurchase or otherwise redeem the debt securities, along with the periods, prices and terms of redemption, purchase or repayment;

•	whether the debt securities may be convertible into or exchangeable for shares of common stock or preferred stock;

•	the amount or percentage payable if we accelerate the maturity of the debt securities, if other than the principal amount;

•	any changes to or additional events of default or covenants set forth in the indentures;

•	the terms of subordination, if any;

•	any special tax implications of the debt securities, including provisions for original issue discount securities; and

•	any other terms consistent with the indenture.
      At March 31, 2005, we have $286.9 million aggregate principal of existing debt outstanding that will rank senior to any issued subordinated debt securities and will rank equal to any issued senior debt securities. This amount includes our credit facility, our Senior Notes and other secured and non-secured debt. Other obligations in our normal course of business include accounts payable and other accrued liabilities.
Senior Debt Securities
      Any senior debt securities offered pursuant to the senior indenture will be senior in right of payment to all subordinated debt securities issued under the subordinated indenture. Further, the senior indenture does not prohibit us from issuing additional debt securities that may rank equally in right of payment to the senior debt securities.
      We have an existing indenture with Wells Fargo Bank National Association, as trustee, under which we have $150 million senior debt currently outstanding. We have the ability to issue additional senior debt securities under the existing indenture and we may use this registration statement to do so in the future.

Subordinated Debt Securities
      The subordinated debt securities will have a junior position to all of our senior debt. Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture provides that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving us or our properties; or

•	during the continuance of any default on senior debt beyond the grace period, unless and until the default on the senior debt is cured and waived.
      The subordinated indenture does not limit the amount of senior debt that we may incur.
      Upon any distribution of our assets in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy or other similar proceeding, the holders of all senior debt securities will first be entitled to receive payment in full of the principal, any premium and interest due on the senior debt before the holders of the subordinated debt securities are entitled to receive any payment.
Global Debt Securities
      Debt securities may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form, a global debt security may not be transferred except as a whole by the depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.
      The specific terms of the depositary arrangement with respect to a series of global debt securities, and certain limitations and restrictions relating to a series of bearer global debt securities, will be described in the prospectus supplement relating to such series.
      We may determine not to use global securities for any series. In that event, we will issue debt securities in certificate form.
      The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificate form. Those laws and some conditions on transfer of global securities may impair the ability to transfer interests in global securities.
      So long as the depositary or its nominee is the registered owner of a global security, that entity will be the sole holder of the debt securities represented by the applicable indenture. Both we and the trustee are required to treat the depositary or its nominee as the legal owner of those securities for all purposes under the indentures.
      Unless otherwise specified in this prospectus or the prospectus supplement, no actual purchaser of debt securities represented by a global security will be entitled to receive physical delivery of certificated securities or will be considered the holder of those securities for any purpose under the indentures. In addition, no actual purchaser will be able to transfer or exchange global securities unless otherwise specified in this prospectus or the prospectus supplement. As a result, each actual purchaser must rely on the procedures of the depositary to exercise any rights of a holder under the applicable indenture. Also, if an actual purchaser is not a participant of the depositary, the actual purchaser must rely on the procedures of the participant through which it owns its interest in a global security.
      Description of the Senior and Subordinated Indentures

Covenants
      Under the indentures, we are required to:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing and affirming, based on the review, whether we have fulfilled our obligations under the indentures;

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium; and

•	do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, except as otherwise provided in the indentures.
      Our senior indenture may also contain negative covenants including, among other things:

•	a limitation on liens we may assume or incur other than specified types of liens unless senior indebtedness issued under the indenture is secured equally or prior to the indebtedness secured by the liens;

•	a restriction on our ability to consolidate, merge, transfer substantially all of our assets or purchase substantially all of the assets of another company, unless we are the continuing company or the surviving or acquiring entity is a domestic company and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture;

•	a prohibition on the ability of designated subsidiaries to pay dividends, make loans or transfer property to Mobile Mini, Inc., except as provided in the indenture; and

•	restrictions on designated subsidiaries’ ability to become liable or responsible for the payment of any indebtedness or preferred stock other than as provided in the indenture.
      Our existing indenture with Wells Fargo Bank National Association, as trustee, has covenants that may be different from the covenants in the existing indenture. The covenants under our existing indenture with Wells Fargo Bank National Association are described below.
Event of Default, Notice and Waiver
      Events of default under the indentures for any series of debt securities include:

•	failure for 30 days to pay interest on any debt securities of that series;

•	failure to pay principal or premium, if any, of any debt securities of that series;

•	failure to pay any sinking fund payment when due;

•	failure to perform any other covenants contained in the indentures (other than a covenant added to the indentures solely for the benefit of a particular series of debt securities), which continues for 90 days after written notice as provided in the indenture;

•	default under any of our other debt instruments with an aggregate principal amount outstanding of at least $10,000,000; or

•	events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee.
      If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the total principal amount of the debt securities of the series may declare the entire principal of that series due and payable immediately. If the trustee makes such a declaration, the holders of a majority of the aggregate principal amount of the debt securities of that series can generally rescind and annul the declaration and its consequences except where the trustee’s declaration is caused by either our failure to make payment of interest or any premium on or the principal of the securities of such series, or by bankruptcy or insolvency proceedings.
      The indentures limit the holders’ right to institute legal proceedings. No holder of any debt securities will have the right to bring a claim under an indenture unless:

•	the holder has given written notice of default to the trustee;

•	the holders of not less than 25% of the aggregate principal amount of debt securities of that series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as it may require;

•	the trustee has not commenced an action within 60 days of receipt of the notice; and

•	no direction inconsistent with a request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the debt securities. The holders of debt securities may enforce payment of the principal or premium, if any, or interest on their debt securities. No holder of debt securities of a particular series has the right to prejudice the rights or obtain priority or preference over the rights of any other holder of debt securities of that series.
      The holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee with respect to the securities of any series; provided, however, that

•	the direction does not conflict with any rule of law or an indenture; and

•	the trustee may take any action it deems proper and which is consistent with the direction of the holders.
      Each indenture provides that, if an event of default has occurred, the trustee is to use the degree of care a prudent person would use in the conduct of his own affairs. Subject to those provisions, the trustee is under no obligation to exercise any of its rights or powers under an indenture at the request of any of the holders of the debt securities of a series unless they have furnished to the trustee reasonable security or indemnity.
      We will be required to furnish to the trustee in an annual statement a notice as to our fulfillment of all of our obligations under the relevant indenture.
Legal Defeasance and Covenant Defeasance
      We may satisfy our obligations under the debt securities of a particular series before maturity. This is called defeasance. We may do so by depositing with the trustee, in trust for the benefit of the holders, sufficient funds to pay the entire indebtedness on that series, including principal, premium, if any, and interest. We must also comply with other conditions before we defease the debt securities. We must deliver an opinion of counsel to the effect that the holders of that series will have no federal income tax consequences as a result of the defeasance.
Modification of the Indenture
      In order to change or modify either the senior or subordinated indenture in ways adversely affecting the interest of the holders, we must obtain the consent of holders of at least a majority in principal amount of all outstanding debt securities affected by that change. The consent of holders of at least a majority in principal amount of each series of outstanding debt securities is required to waive compliance by us with specific covenants in an indenture. We must obtain the consent of each holder affected in order to:

•	extend the maturity, or reduce the principal, redemption premium or interest rate;

•	change the place of payment, or the coin or currency, for payment;

•	limit the right to sue for payment;

•	reduce the level of consents needed to approve a change to an indenture;

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required level of consents needed to approve a change to an indenture; or

•	modify, without the written consent of the trustee, the rights, duties or immunities of the trustee.
Consolidation, Merger or Sale of Assets
      The senior and subordinated indentures permit us to consolidate or merge with another entity. These indentures also permit us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in these indentures and no event of default can have occurred. The remaining or acquiring entity will be substituted for us in these indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under these indentures, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board or any of our officers may be done by the Board or officers of the successor entity. The phrase “all or substantially all” of the assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets has occurred.
Description of Existing Indenture

Change of Control Offer
      Under the existing indenture with Wells Fargo Bank National Association as trustee, upon the occurrence of a Change of Control, each holder of notes issued thereunder will have the right to require that the Company purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.
      Within the existing indenture, a Change of Control is defined as the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof (whether or not otherwise in compliance with the provisions of the existing indenture;

(2) the approval by the holders of capital stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the existing indenture);

(3) any person or group (other than any entity formed for the purpose of owning capital stock of the Company) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company;

(4) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.
      Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of debt securities under the existing indenture, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.
      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the existing indenture with Wells Fargo Bank National Association applicable to a Change of Control Offer made by the Company and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.
      If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. If the Company is required to purchase notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.
      A Change of Control will be an event of default under our existing Credit Agreement, upon which event all amounts outstanding under the credit agreement shall, unless otherwise agreed by the required lenders thereunder, become due and payable. There can be no assurance that, in the event of a Change of Control, the Company will be able to obtain the necessary consents from the lenders under the Credit Agreement to waive such default or consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the trustee and the holders of the debt securities under the existing indenture rights described under “— Events of Default.”
      The term “Credit Agreement” refers to the Amended and Restated Loan and Security Agreement dated as of June 26, 2003, between the Company, the lenders party thereto in their capacities as lenders thereunder and Fleet Capital Corporation, as administrative agent (the “Agent”), Fleet Securities, Inc., as joint lead arranger, Deutsche Bank Trust Company Americas, as co-documentation agent and Deutsche Bank Securities, Inc., as joint lead arranger, together with the related documents thereto (including, without limitation, any notes, guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring (including increasing the amount of available credit thereunder or adding subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of this indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders. The Credit Agreement has been filed as Exhibit 10.1 to this registration statement and is herein incorporated by reference.
      Neither the Board of Directors of the Company nor the trustee may waive the covenant relating to a holder’s right to redemption upon a Change of Control. Restrictions in the existing indenture described herein on the ability of the Company and certain subsidiaries to incur additional indebtedness, to grant liens on its property, to make certain payments and to conduct certain asset sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the exchange notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the existing indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.
      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the existing indenture with Wells Fargo Bank National Association, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the existing indenture by virtue thereof.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and certain subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and certain subsidiaries taken as a whole to another person or group may be uncertain.

Covenants
      The existing indenture with Wells Fargo Bank National Association as trustee contains material covenants which:

•	limit our incurrence of additional indebtedness in certain circumstances;

•	limit our ability to declare or pay any dividend or make any distribution, unless such distribution is made payable in qualified stock, as that term is defined in the indenture;

•	limit our right to purchase or redeem any capital stock or any warrants, other than capital stock or warrants owned by us;

•	limit our right to make any principal payment on, purchase, defease, redeem, prepay decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, any subordinated indebtedness;

•	prohibit investments, other than permitted investments as the term is defined in the existing indenture, under certain circumstances;

•	a restriction on our ability to sell certain assets, other than to our subsidiaries or in the ordinary course of business, unless at least 75% of the proceeds from such sale are in cash, cash equivalents and or/ replacement assets. If such a sale occurs, the proceeds of such a sale must be used in accordance with the existing indenture. Notwithstanding this provision, we and our subsidiaries are permitted to consummate such asset sales without complying with these provisions if at least 75% of the consideration for such asset sale constitutes replacement assets and such sale is for fair market value. If the proceeds of any such asset sale are not used in accordance with the indenture, the Company may be required to offer to purchase certain debt securities. If the Company must make such an offer, the Company will comply with the all applicable federal securities laws, including Rule 14e-1 of the Exchange Act;

•	limit the ability of the Company and designated subsidiaries to pay dividends, make loans or transfer property to Mobile Mini, Inc. except as provided in the indenture;

•	restrict our ability to consolidate, merge, transfer or sell substantially all of our assets or purchase substantially all of the assets of another company, as more fully discussed below;

•	do not permit certain of our subsidiaries that are not guarantors on the debt securities to issue any preferred stock, other than to the Company or certain wholly-owned subsidiaries, or permit any person, other than the Company or certain wholly-owned subsidiaries, to own any preferred stock of certain subsidiaries that are not guarantors on the debt securities; and

•	limit liens we may assume or incur other than specified types of liens;

Events of Default
      The following events are defined in the existing indenture as “Events of Default”:

(1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

(3) a default in the observance or performance of any other covenant or agreement contained in the existing indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the aggregate outstanding principal amount of the notes issued under the existing indenture (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any indebtedness of the Company or certain subsidiaries of the Company, or the acceleration of the final stated maturity of any such indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or certain subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $7.5 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $7.5 million shall have been rendered against the Company or certain subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries, as that term is defined in the existing indenture; or

(7) any guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any guarantor that is a Significant Subsidiary denies its liability under its guarantee (other than by reason of release of a guarantor in accordance with the terms of the existing indenture).
      If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes issued under the existing indenture may declare the principal of and accrued interest on all the notes issued under the existing indenture to be due and payable by notice in writing to the Company and the trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.
      If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes issued under the existing indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

      The existing indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in aggregate principal amount of the notes issued under the existing indenture may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereto.
      The holders of a majority in aggregate principal amount of the notes issued and outstanding under the existing indenture may waive any existing default or Event of Default under the existing indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.
      Holders of the notes may not enforce the existing indenture except as provided in our existing indenture with Wells Fargo Bank National Association and the Trust Indenture Act. Subject to the provisions of the existing indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the existing indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the existing indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes issued under the existing indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.
      Under the existing indenture, the Company is required to provide an officers’ certificate to the trustee promptly upon any such officer obtaining knowledge of any default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any default or Event of Default) that has occurred and, if applicable, describe such default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance
      Under the existing indenture with Wells Fargo Bank National Association, the Company may, at its option and at any time, elect to have its obligations and the obligations of any guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the existing indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the existing indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes outstanding under the existing indenture on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the existing indenture (other than a default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) the Company shall have delivered to the trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(9) certain other customary conditions precedent are satisfied.
      Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes outstanding under the existing indenture which have not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year, or are to be called for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge
      The existing indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the existing indenture) as to all notes when:

(1) either:

(a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

(b) all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit, together with irrevocable instructions from the Company directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the existing indenture by the Company; and

(3) the Company has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the existing indenture relating to the satisfaction and discharge of the existing indenture have been complied with.

Modification of the Existing Indenture
      From time to time, the Company, any guarantors and the trustee, without the consent of the holders, may amend the existing indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the existing indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the existing indenture, except that, without the consent of each holder affected thereby, no amendment may:

(1) reduce the amount of notes outstanding whose holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any note;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefore;

(4) make any notes payable in money other than that stated in the notes;

(5) make any change in provisions of the existing indenture protecting the right of each holder to receive payment of principal of and interest on any note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes outstanding under the existing indenture to waive defaults or Events of Default;

(6) after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto; or

(7) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the existing indenture otherwise than in accordance with the terms of the existing indenture.

Consolidation, Merger or Sale of Assets
      Under the existing indenture with Wells Fargo Bank National Association, the Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any certain subsidiaries of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and certain of the Company’s subsidiaries) whether as an entirety or substantially as an entirety to any person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the person (if other than the Company) formed by such consolidation or into which the Company is merged or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and certain of the Company’s subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the exchange notes and the performance of every covenant of the exchange notes, the existing indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness”;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture will comply with the applicable provisions of the existing indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of certain subsidiaries of the Company the capital stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
      Notwithstanding the foregoing clauses (1), (2) and (3), the Company may merge with an Affiliate that is a person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.
      The existing indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the existing indenture, the exchange notes and the Registration Rights Agreement with the same effect as if such surviving entity had been named as such.
      The phrase “all or substantially all” of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of the Company or a Guarantor has occurred.
Form, Exchange or Transfer
      The debt securities under the senior, subordinated or existing indenture may be issued in registered, bearer, coupon or global form. We may authorize and determine the terms of a series of debt securities by resolution of our Board of Directors or the pricing committee of our Board of Directors or through a supplemental indenture. Unless otherwise described in the applicable prospectus supplement, we will issue debt securities only in denominations of $1,000 and integral multiples of that amount.
      You may transfer or exchange debt securities (other than global securities) without a service charge at the corporate trust office of the trustee. You may also surrender debt securities (other than global securities) for conversion or registration of transfer without a service charge at the corporate trust office of the trustee. You must execute a proper form of transfer and pay any taxes or other governmental charges resulting from that action.
Governing Law
      The senior, subordinated and existing indenture and any debt securities issued thereunder will be governed by and construed in accordance with the laws of the state of New York.
Guarantees
      The debt securities may be guaranteed by our direct or indirect subsidiaries. Each prospectus supplement will describe the guarantees, if any, by our direct and indirect subsidiaries, including the terms of subordination, if any, of such guarantees. Any such guarantee will be made on a joint and several basis and will be full and unconditional.

DESCRIPTION OF WARRANTS
      This section describes the general terms and provisions of our warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those warrants.
      We may issue warrants for the purchase of our debt securities, common stock or preferred stock. We may issue warrants independently or together with other securities and they may be attached to, or separate from, the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as an agent of Mobile Mini in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. The forms of warrant agreements, including the forms of warrant certificates, will be filed as exhibits to the registration statement of which this prospectus is a part.
      You should refer to the provisions of the warrant agreements for more specific information. The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:

•	the exercise price for our debt securities, the amount of debt securities you will receive upon exercise, and a description of that series of debt securities;

•	the exercise price for shares of our common or preferred stock and the number of shares of common or preferred stock you will receive upon exercise;

•	the expiration date;

•	whether the warrants will be issued in registered or bearer form, or both;

•	U.S. federal income tax consequences; and

•	any other terms of the warrants.
      After your warrants expire they will become void. The prospectus supplement will describe how you may exercise your warrants. You must exercise warrants for our common stock through payment in U.S. dollars. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.
      Until you exercise your warrants to purchase our debt securities or capital stock, you will not have any rights as a holder of our debt securities or capital stock, as the case may be, by virtue of your ownership of warrants. Any shares of preferred stock or common stock that we issue upon exercise of a stock warrant will, when issued, be legally issued, fully paid and nonassessable.
DESCRIPTION OF DEPOSITARY SHARES
      The following briefly summarizes the general provisions of depositary shares representing interests in shares of our preferred stock. Each issuance of shares will be issued under a depositary agreement to be entered into between us and a bank or trust company as depositary. The shares will be evidenced by depositary receipts. A form of the deposit agreement, including the form of depositary receipt will be filed as an exhibit to a prospectus supplement. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you. The particular terms of any depositary shares that we offer will be set forth in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares being offered.
General
      We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

      The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that has its principal office in the United States and a combined capital and surplus of at least $50,000,000. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.
      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.
Dividends and Other Distributions
      The depositary will distribute all cash dividends or other cash distributions, rounded to the nearest cent, to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders on the relevant record date.
      The depositary will distribute any property received by it other than cash to the record holders of depositary shares. If the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell the property received and distribute the net proceeds from the sale to such holders.
Redemption of Depositary Shares
      If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.
      Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or ratably or by any other equitable method as the depositary may decide.
Voting Deposited Preferred Stock
      Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to that series of preferred stock. Each record holder on the record date will be entitled to instruct the depositary to vote the amount of the preferred stock represented by that holder’s depositary shares. The depositary will try to vote the amount of preferred stock for which it has received instructions in accordance with the instructions.
      We will agree to take all actions that the depositary determines are necessary to enable it to vote as instructed. The depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing the preferred shares.
Amendment and Termination of the Deposit Agreement
      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority in aggregate principal amount of the shares at the time outstanding which are affected by the amendment thereto. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the amended deposit agreement. The deposit agreement will be terminated if:

•	all outstanding depositary shares have been redeemed, converted or exchanged; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.
Charges of Depositary; Taxes and Other Governmental Charges
      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.
      Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to depositary shares.
Resignation and Removal of Depositary
      The depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the depositary. The resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
      The depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.
      Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of the duties thereunder and neither we or the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. In performing our obligations, we and the depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
PLAN OF DISTRIBUTION
      We may sell the securities offered by this prospectus from time to time in one or more transactions, using the following methods:

•	directly to one or more purchasers;

•	to or through underwriters or dealers;

•	through agents; or

•	through a combination of any of these methods.
      In addition, we may enter into derivative or hedging transactions with third parties. These third parties may in turn engage in sales of securities pursuant to this prospectus and applicable prospectus supplement in order to hedge their position and use the securities to close out any loan of securities or short position created in connection with those sales. We may also loan or pledge the securities covered by this prospectus and applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
      A prospectus supplement will describe the manner and terms of an offering of securities, including:

•	the terms of the offering;

•	the purchase price of the securities;

•	the net proceeds from the offering;

•	whether the offering is being made to or through underwriters, dealers or agents;

•	the names of any underwriters, dealers or agents;

•	the offering price or purchase price of the securities and the net proceeds to be received by us;

•	any delayed delivery arrangements;

•	any underwriting discounts, discounts or concessions to dealers or agency fees and any other items that may be deemed to constitute underwriters’, dealers’ or agents’ compensation; and

•	any securities exchange or quotation system on which the securities may be listed or quoted.
Sale through Underwriters or Dealers
      If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
      If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices or at a fixed offering price determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
      We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities and describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.
Delayed Delivery Contracts
      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
      We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.
      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
      Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to and may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
      The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with or perform services for, us and our affiliates in the ordinary course of business.
LEGAL MATTERS
      The validity of the common stock, preferred stock, debt securities, warrants and depositary shares will be passed on for us by Bryan Cave LLP, Phoenix, Arizona.
EXPERTS
      The consolidated financial statements of Mobile Mini, Inc. incorporated by reference in Mobile Mini, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 including the schedule appearing therein, and Mobile Mini, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included and incorporated by reference therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

4,000,000 shares
Common Stock
Joint Book-Running Managers
CIBC World Markets
Deutsche Bank Securities
Co-Managers
Needham & Company, LLC
America’s Growth Capital LLC
Prospectus Supplement
March 24, 2006